Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated January 22, 2019, pertaining to the Pier 1 Imports, Inc. Restricted Stock Granted as Employment Inducement Awards Outside of a Plan, of our reports dated May 1, 2018, with respect to the consolidated financial statements of Pier 1 Imports, Inc. and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc. included in its Annual Report (Form 10-K) for the year ended March 3, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

January 22, 2019